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                                                                  EXHIBIT 10.102



September 5, 2002




Patricia Sueltz
Executive Vice President, Sun Services
Sun Microsystems

Dear Pat,

Congratulations on a great Fiscal 2002 and on your new role with Sun. Your contributions to Sun Microsystems and leadership of the Sun Services organization are absolutely critical to our success, and we want to recognize your value to this organization in a meaningful way.

In addition to your FY02 bonus, you are being awarded an extraordinary bonus of $380,000 (gross). This special bonus recognizes your outstanding performance in preparing the Software organization for the change in leadership and smoothly assuming your new role leading Sun Services. In addition, this is intended to serve as a tangible indicator of our desire to retain you as a key member of Sun's senior leadership team.

$190,000 will be paid to you as soon as practicable. The remaining $190,000 will be paid to you on October 3, 2003 provided you do not voluntarily terminate your employment with Sun and you are not terminated for cause prior to that date.

This letter supercedes any previous letters on this subject matter.

Pat, I look forward to working with you during FY03 and beyond to meet our challenges and achieve our objectives.


Regards,

/s/ Scott G. McNealy
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Scott G. McNealy
Chairman, CEO and President
Sun Microsystems



                             PERSONAL & CONFIDENTIAL